Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Second Quarter 2012

Results

BOSTON, Massachusetts, May 15, 2012– National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the second quarter ended March 31, 2012.

Second Quarter Results

Revenue for the quarter ended March 31, 2012 was $278.8 million, an increase of $13.9 million, or 5.2%, over revenue for the quarter ended March 31, 2011. Revenue increased $8.4 million from organic growth, including growth related to new programs, and $6.4 million from acquisitions that closed during and after the three months ended March 31, 2011. Revenue growth was partially offset by a reduction in revenue of $0.9 million from businesses we divested during the same period and rate reductions in some states, including Arizona, Florida and Minnesota.

Income from operations for the quarter ended March 31, 2012 was $9.3 million, a decrease of $1.4 million as compared to income from operations for the quarter ended March 31, 2011. The operating margin was 3.3% for the quarter ended March 31, 2012, a decrease from 4.0% for the quarter ended March 31, 2011, for the reasons discussed below with respect to Adjusted EBITDA.

Net loss for the quarter ended March 31, 2012 was $1.1 million compared to net loss of $13.1 million for the quarter ended March 31, 2011. This reflected both an increase in interest expense of $5.8 million and an offsetting non-recurrence of certain one-time expenses incurred during the second quarter of fiscal 2011. During the quarter ended March 31, 2011, the Company recorded $19.3 million in extinguishment of debt costs in connection with the refinancing transactions entered into on February 9, 2011 and recorded $2.4 million in discretionary recognition bonuses. These expenses were partially offset by a $3.0 million gain recognized as the Company’s indirect parent, NMH Holdings, Inc., repurchased its Senior Floating Rate Toggle Notes due 2014 from the Company. In addition, during the quarter ended March 31, 2011, the Company recorded certain other expenses that did not recur during the three months ended March 31, 2012, as detailed in the paragraph on Adjusted EBITDA below.

Adjusted EBITDA(1) for the quarter ended March 31, 2012 was $25.4 million, a decrease of $3.9 million, or 13.2%, as compared to Adjusted EBITDA for the quarter ended March 31, 2011. Adjusted EBITDA was negatively impacted by the rate reductions noted above, by an increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, and by an increase in travel and transportation expense. The increase in expenses was partially offset by the non-recurrence of certain expenses that were incurred during the second quarter of fiscal 2011, namely $1.3 million of expense associated with a one-time bonus to direct care workers and higher reserves for employment practices liability claims.

(1)	Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. A reconciliation of Adjusted EBITDA to net loss is provided on page 6.

Year-to-Date Results

Revenue for the six months ended March 31, 2012 was $553.3 million, an increase of $23.8 million, or 4.5%, over revenue for the six months ended March 31, 2011. Revenue increased $15.1 million from organic growth, including growth related to new programs, and $10.5 million from acquisitions that closed during and after the six months ended March 31, 2011. Revenue growth was partially offset by a reduction in revenue of $1.8 million from businesses we divested during the same period and rate reductions in several states, including Arizona, Florida and Minnesota.

Income from operations for the six months ended March 31, 2012 was $21.8 million, a decrease of $0.1 million as compared to income from operations for the six months ended March 31, 2011. The operating margin was 3.9% for the six months ended March 31, 2012, a decrease from 4.1% for the six months ended March 31, 2011, for the reasons discussed below with respect to Adjusted EBITDA.

Net loss for the six months ended March 31, 2012 was $6.1 million compared to net loss of $11.3 million for the six months ended March 31, 2011. This reflected both an increase in interest expense of $17.5 million and an offsetting non-recurrence of certain one-time expenses incurred during the six months ended March 31, 2011. During the six months ended March 31, 2011, the Company recorded $19.3 million in extinguishment of debt costs in connection with the refinancing transactions and recorded $2.4 million in discretionary recognition bonuses. These expenses were partially offset by a $3.0 million gain recognized as NMH Holdings Inc., repurchased its Senior Floating Rate Toggle Notes due 2014 from the Company. In addition, during the six months ended March 31, 2011, the Company recorded certain other expenses that did not recur during the six months ended March 31, 2012, as detailed in the paragraph on Adjusted EBITDA below.

Adjusted EBITDA(1) for the six months ended March 31, 2012 was $53.3 million, a decrease of $4.0 million, or 7.0%, as compared to Adjusted EBITDA for the six months ended March 31, 2011. Adjusted EBITDA was negatively impacted by the rate reductions mentioned above, by an increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, and by an increase in travel and transportation expense. The increase in expenses was partially offset by a decrease in health insurance expense as a result of a change in plan design effective January 1, 2011 and a significant reduction in the number of large claims compared to prior period. In addition, the increase in expense was partially offset by the non-recurrence of certain expenses that were incurred during the prior period, namely $1.3 million of expense associated with a one-time bonus to direct care workers and higher reserves for employment practices liability claims.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, May 18, 2012 at 11:00 a.m. EDT to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EDT on Friday, May 25, 2012. Those wishing to participate in the May 18 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 33 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011
Statements of Operations Data:
Net revenue	$278,829	$264,969	$553,262	$529,442
Cost of revenue (exclusive of depreciation expense shown separately below)	218,263	204,860	432,010	409,078
General and administrative expenses	35,917	34,704	69,210	69,043
Depreciation and amortization	15,363	14,719	30,264	29,430

Income from operations	9,286	10,686	21,778	21,891
Management fee of related party	(295)	(310)	(610)	(655)
Other income, net	271	247	555	476
Extinguishment of debt	—	(19,278)	—	(19,278)
Gain from available for sale investment security	—	3,018	—	3,018
Interest income	204	6	209	11
Interest income from related party	—	190	—	684
Interest expense	(19,988)	(14,145)	(39,775)	(22,290)

Loss from continuing operations before income taxes	(10,522)	(19,586)	(17,843)	(16,143)
Benefit for income taxes	(9,689)	(6,787)	(11,994)	(5,314)

Loss from continuing operations	(833)	(12,799)	(5,849)	(10,829)
Loss from discontinued operations, net of tax	(226)	(259)	(289)	(463)

Net loss	$(1,059)	$(13,058)	$(6,138)	$(11,292)

Additional financial data:
Program rent expense	$7,578	$7,792	$15,668	$15,470
Adjusted EBITDA	$25,436	$29,305	$53,259	$57,269

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2012	2011	2012	2011
Reconciliation from Net loss to Adjusted EBITDA:

Net loss	$(1,059)	$(13,058)	$(6,138)	$(11,292)
Loss from discontinued operations, net of tax	226	259	289	463
Benefit for income taxes	(9,689)	(6,787)	(11,994)	(5,314)
Gain from available for sale investment security	—	(3,018)	—	(3,018)
Interest income	(204)	(6)	(209)	(11)
Interest income from related party	—	(190)	—	(684)
Interest expense	19,988	14,145	39,775	22,290
Depreciation and amortization	15,363	14,719	30,264	29,430
Management fee of related party (1)	295	310	610	655
Restructuring (2)	185	773	330	1,623
Stock-based compensation (3)	168	174	333	174
Acquisition costs (4)	94	227	(48)	657
Loss (gain) on disposal of assets	69	(51)	47	(96)
Claims made insurance liability (5)	—	205	—	205
Terminated transaction costs (6)	—	(36)	—	548
Extinguishment of debt (7)	—	19,278	—	19,278
Discretionary recognition bonuses (8)	—	2,361	—	2,361

Adjusted EBITDA (9)	$25,436	$29,305	$53,259	$57,269

(1)	Represents management fees incurred for payment to Vestar Capital Partners V, L.P.
(2)	Represents costs incurred as part of the restructuring of corporate and certain field functions.
(3)	Represents non-cash stock-based compensation.
(4)	Represents external acquisition expenses.
(5)	Represents a charge to establish a reserve reflecting the total probable loss from incurred but not yet reported employment practices liability claims.
(6)	Represents consulting and legal costs related to a transaction which was not completed.
(7)	Represents costs related to extinguish the old debt as part of the February 2011 refinancing, including tender premium and consent fees, deferred financing costs and transaction costs.
(8)	Represents payment of one-time discretionary bonuses in recognition of individuals’ contributions to enabling the successful closing of the refinancing transactions.
(9)	Represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
Balance Sheet Data:	March 31, 2012	September 30, 2011
Cash and cash equivalents	$2,554	$263
Working capital (1)	41,813	12,028
Total assets	1,055,209	1,010,850
Total debt (2)	808,463	784,124
Net debt (3)	755,909	733,861
Shareholder’s equity	(36,822)	(31,123)

	Six Months Ended
Other Financial Data :	March 31, 2012	March 31, 2011
Cash flows provided by (used in):
Operating activities	$(2,165)	$17,735
Investing activities	(17,305)	(62,026)
Financing activities	21,761	30,387

Purchases of property and equipment	14,179	9,194
Cash paid for acquisitions (including cash paid for contingent consideration)	3,605	6,666

(1)	Calculated as current assets minus current liabilities. Current period reflects the adoption of ASU 2010-24.
(2)	Includes obligations under capital leases.
(3)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and LOC restricted cash of $50 million).

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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